Exhibit 4.4

FLEX LTD.

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

5.375% Notes due 2035

Eighth Supplemental Indenture

Dated as of November 13, 2025

to

Indenture dated as of June 6, 2019

i

Article 7 Miscellaneous

Section 7.01. Confirmation of Indenture	27
Section 7.02. Counterparts	27
Section 7.03. Governing Law; Submission to Jurisdiction	27
Section 7.04. Recitals by the Company	28

Exhibit A	Form of 2035 Note	A-1

ii

EIGHTH SUPPLEMENTAL INDENTURE, dated as of November 13, 2025 (this “Eighth Supplemental Indenture”), to the Indenture dated as of June 6, 2019 (as amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular series of debt securities, the “Base Indenture” and, as amended, modified and supplemented by this Eighth Supplemental Indenture, the “Indenture”), by and between Flex Ltd., a Singapore registered public company limited by shares and having company registration no. 199002645H, acting (subject to Section 1.17 of the Base Indenture) through its Bermuda branch, as issuer (the “Company”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor in interest to U.S. Bank National Association), a national banking association, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes:

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance by the Company from time to time of senior debt securities to be issued in one or more series as provided in the Base Indenture;

WHEREAS, the Company has duly authorized the execution and delivery, and desires and has requested the Trustee to join it in the execution and delivery, of this Eighth Supplemental Indenture in order to establish and provide for the issuance by the Company of a series of Securities designated as its 5.375% Notes due 2035 (the “Notes”), on the terms set forth herein;

WHEREAS, Section 2.03 of the Base Indenture provides that a supplemental indenture may be entered into by the parties for such purpose;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this Eighth Supplemental Indenture have been met; and

WHEREAS, all things necessary to make this Eighth Supplemental Indenture a valid and binding agreement of the parties, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture with respect to the Notes have been done.

NOW, THEREFORE:

Article 1
Definitions and Other Provisions of General Application

Section 1.01. Definitions. (a) Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Base Indenture. To the extent terms are defined in both this Eighth Supplemental Indenture and the Base Indenture, the applicable definition in this Eighth Supplemental Indenture shall control. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Eighth Supplemental Indenture refer to this Eighth Supplemental Indenture as a whole and not to any particular section hereof. Unless otherwise stated herein, all section references herein are to Sections of this Eighth Supplemental Indenture.

(b)            As used herein, the following terms have the specified meanings:

“Additional Amounts” has the meaning specified in Section 6.01(a).

“Additional Notes” has the meaning specified in Section 3.03.

“Attributable Debt” means, as to any particular lease under which any Person is at the time of determination liable for a term of more than 12 months, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to such date at the interest rate inherent in such lease (such rate to be determined by any two of the following: the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, Assistant Treasurer and the Controller of the Company), compounded annually. The net amount of rent required to be paid under any such lease for any such period should be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount of rent should include the lesser of (i) the total discounted net amount of rent required to be paid from the later of the first date upon which such lease may be so terminated or the date of the determination of such amount of rent, as the case may be, and (ii) the amount of such penalty (in which event no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

“Authorized Agent” has the meaning specified in Section 7.03.

“bankruptcy default” has the meaning specified in Section 5.04(a)(7).

“Base Indenture” has the meaning specified in the recitals of this Eighth Supplemental Indenture.

“Capital Stock” means (i) with respect to any Person organized as a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) corporate stock, and (ii) with respect to any Person that is not organized as a corporation, the partnership, membership or other equity interests or participations in such Person.

“Change in Tax Law” means any change in or any amendment to the laws, including any applicable double taxation treaty or convention (or regulation or ruling promulgated thereunder), of Singapore, or any Other Jurisdiction, or of any political subdivision or taxing authority thereof, affecting taxation, or any change in the official position regarding the application or interpretation of such laws, double taxation treaty or convention, which change or amendment becomes effective after the Issue Date or, in the case of any Other Jurisdiction, on or after a later date on which a successor assumes the obligations of the Company under the Notes pursuant to Section 4.01 of the Base Indenture) and, as a result of which, the Company or such successor would be required to make payments of Additional Amounts on the next succeeding date for the payment thereof following the determination by the Company or any relevant successor that the effect of the Change in Tax Law cannot be avoided through any reasonable measures available to the Company or such successor.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) other than the Company or one of its Subsidiaries;

(2) the adoption of a plan relating to the Company’s liquidation or dissolution;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than the Company or its Subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than the number of shares;

(4) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Voting Stock of the Company outstanding immediately prior to such transaction directly or indirectly constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person (held in substantially the same proportions) immediately after giving effect to such transaction; or

(5) the first day on which a majority of the members of the board of directors of the Company are not Continuing Directors.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Code” means the Internal Revenue Code of 1986.

“Company” means the party named as such in the recitals of this Eighth Supplemental Indenture until a successor replaces it pursuant to the terms and conditions of the Indenture and thereafter means the successor.

“Consolidated Net Tangible Assets” means the total of all assets reflected on the most recent consolidated balance sheet of the Company and its Consolidated Subsidiaries filed by the Company pursuant to Section 3.06 of the Base Indenture, prepared in accordance with U.S. GAAP, at their net book values (after deducting related depreciation, depletion, amortization and all other valuation reserves which, in accordance with such principles, should be set aside in connection with the business conducted), but excluding goodwill, unamortized debt discount and all other like intangible assets, all as determined in accordance with such principles, less the aggregate of the current liabilities of the Company and its Consolidated Subsidiaries reflected on such balance sheet, all as determined in accordance with such principles. For purposes of this definition, “current liabilities” includes all Indebtedness for money borrowed, incurred, issued, assumed or guaranteed by the Company and its Consolidated Subsidiaries, and other payables and accruals, in each case payable on demand or due within one year of the date of determination of Consolidated Net Tangible Assets, but shall exclude any portion of long-term debt maturing within one year of the date of such determination (which excluded amount includes, for the avoidance of doubt, the portion of such debt maturing during the last year thereof notwithstanding that such debt may then be characterized as short-term debt), all as reflected on such consolidated balance sheet of the Company and its Consolidated Subsidiaries, prepared in accordance with U.S. GAAP.

“Consolidated Subsidiary” means, at any date, any subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who (1) was a member of such board of directors on the date of the issuance of the Notes; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination or election.

“Credit Facilities” means the Credit Agreement, dated as of July 15, 2025, by and among the Company and certain of its subsidiaries, from time to time party thereto, as borrowers, Bank of America, N.A., as Administrative Agent, an L/C Issuer and a Swing Line Lender, and the other L/C Issuers, Swing Line Lenders and Lenders party thereto, and any amendment, extension, renewal, increase, decrease, substitution or replacement of such facility or any such substitution or replacement.

“Currency Agreement” means any currency exchange contract, foreign exchange contract, currency swap agreement, cross-currency rate swap agreement, currency options agreement or other similar agreement or arrangement.

“Eighth Supplemental Indenture” has the meaning specified in the recitals of this Eighth Supplemental Indenture.

“expiration date” has the meaning specified in Section 4.03(b).

“Event of Default” has the meaning specified in Section 5.04.

“Funded Debt” means Indebtedness created, assumed or guaranteed by a Person for money borrowed which matures by its terms, or is renewable by the borrower to a date, more than a year after the date of original creation, assumption or guarantee.

“Generally Accepted Accounting Principles” or “U.S. GAAP” means generally accepted accounting principles in the United States set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination. At any time after the Issue Date, the Company may elect to apply International Financial Reporting Standards as issued by the International Account Standards Board (“IFRS”) in lieu of U.S. GAAP and, upon any such election, references herein to U.S. GAAP or generally accepted accounting principles shall thereafter be construed to mean IFRS on the date of such election; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the indenture that requires the application of U.S. GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with U.S. GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Indebtedness” means (a) any liability of the Company or any of its Subsidiaries (1) for borrowed money, or under any reimbursement obligation relating to a drawn upon letter of credit or bank guaranty, (2) evidenced by a bond, note, debenture or similar instrument (other than liabilities for the deferred purchase price of property evidenced by a bond, note, debenture or similar instrument to the extent (i) such liability has a regularly-scheduled maturity date that is less than one year, and (ii) solely for purposes of paragraph (4) under Section 5.04, the non-payment of such liability is subject to a good faith dispute, including by virtue of a bona fide right of setoff), (3) for payment obligations arising under any conditional sale or other title retention arrangement, purchase money obligation or deferred purchase price arrangement (excluding any purchase price adjustments, earn-out or similar arrangements) made in connection with the acquisition of any businesses, properties or assets of any kind (other than payment obligations consisting of accounts payable for property or the deferred purchase price of property to the extent (i) such payment obligation has a regularly-scheduled maturity date that is less than one year, and (ii) solely for purposes of paragraph (4) under Section 5.04, the non-payment of such payment obligation is subject to a good faith dispute, including by virtue of a bona fide right of setoff), (4) consisting of the discounted rental stream properly classified in accordance with U.S. GAAP on the balance sheet of the Company or any of its Subsidiaries, as lessee, as a capitalized lease obligation, or (5) under Currency Agreements and Interest Rate Agreements (but only the net liability thereunder, if any), to the extent not otherwise included in this definition (other than any Currency Agreements or Interest Rate Agreements entered into in connection with a bona fide hedging operation that provides offsetting benefits to the Company or any of its Subsidiaries); (b) any liability of others of a type described in the preceding clause (a) to the extent that the Company or any of its Subsidiaries has guaranteed or is otherwise legally obligated in respect thereof; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above. “Indebtedness” shall not be construed to include (x) trade payables or credit on open account to trade creditors incurred in the ordinary course of business (including vendor finance programs), (y) obligations under supply or consignment contracts in the ordinary course of business or forward sales agreements for inventory, or (z) any liability arising from a Permitted Receivables Transaction. Accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for any purpose hereunder.

“Indenture” has the meaning specified in the recitals of this Eighth Supplemental Indenture.

“Initial Notes” has the meaning set forth in Section 3.01(b).

“Interest Payment Date” has the meaning set forth in Section 3.01(d).

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by the Company.

“Issue Date” means November 13, 2025.

“Lien” means, with respect to any asset, any pledge, mortgage, charge, encumbrance or security interest in respect of such asset; provided that any transaction (including, without limitation, any sale of accounts receivable) which is treated as a sale of assets under U.S. GAAP shall be so treated and any asset which is so sold shall not be deemed subject to a Lien. A contractual grant of a right of set-off (which may include a security interest granted in the same collateral) or a contractual lien on property in transit to or in the possession of the lienor, does not create a Lien in the absence of an agreement to maintain a balance or deliver property against which such right may be exercised.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Notes” has the meaning specified in the recitals of this Eighth Supplemental Indenture.

“offer” has the meaning specified in Section 4.03(a).

“Offer to Purchase” means an offer by the Company to purchase the Notes as required by Section 5.03.

“Other Jurisdiction” has the meaning specified in Section 6.01(a).

“Par Call Date” means August 13, 2035 (the date that is 3 months prior to the maturity of the Notes).

“Permitted Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries in order to monetize or otherwise finance receivables, leases, Receivables Assets or other financial assets (including, without limitation, financing contracts) or other transactions evidenced by receivables purchase agreements, receivables sales agreement, factoring agreements and other similar agreements pursuant to which receivables are sold at a discount (in each case whether now existing or arising in the future), and which may include a grant of a security interest in any such receivables, leases, Receivables Assets or other financial assets (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such receivables, leases, Receivables Assets or other financial assets, all contracts and all guarantees or other obligations in respect thereof, proceeds thereof and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions or factoring transactions involving receivables, leases, Receivables Assets or other financial assets or other transactions evidenced by receivables purchase agreements, receivables sales agreement, factoring agreements and other similar agreements pursuant to which receivables are sold at a discount.

“Prospectus” means the preliminary prospectus supplement dated November 10, 2025, together with the base prospectus dated August 15, 2024, as supplemented by the related pricing term sheet dated November 10, 2025, relating to the offering and sale of the Notes, all filed as part of the Company’s Registration Statement on Form S-3 (No. 333-281573).

“purchase amount” has the meaning specified in Section 4.03(b)(1).

“purchase date” has the meaning specified in Section 4.03(b)(3).

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company (as certified by a resolution of the board of directors of the Company) as a replacement agency for Moody’s or S&P with respect to the Notes, as the case may be.

“Ratings Event” means, that the Notes cease to be rated by both Rating Agencies as Investment Grade on any day within 60 days after the earlier of (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) (such period, the “Trigger Period”). If either Rating Agency is not providing a rating of the Notes on any day during the Trigger Period for any reason, the rating of such Rating Agency shall be deemed to have ceased to be rated Investment Grade with respect to the Notes during the Trigger Period.

“Receivables Assets” means accounts receivable, Indebtedness and other obligations owed to or owned by the Company or any Restricted Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services (including any Indebtedness or other obligation constituting an account, chattel paper, instrument or general intangible), together with all related security, collateral, collections, contracts, contract rights, guarantees or other obligations in respect thereof, all proceeds and supporting obligations and all other related assets which are of the type customarily transferred in connection with a sale, factoring, financing or securitization transaction involving accounts receivable.

“record date” has the meaning specified in Section 3.01(d).

“Restricted Subsidiary” means, at any time, each and every Subsidiary at least 80% (by number of votes) of the Voting Equity of which is legally and beneficially owned by the Company and its Wholly Owned Restricted Subsidiaries at such time; provided, however that any Subsidiary designated as an “Unrestricted Subsidiary” under the Credit Facilities shall not be a Restricted Subsidiary.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor to its rating agency business.

“Sale and Leaseback Transaction” has the meaning specified in Section 5.02.

“Significant Subsidiary” means any significant subsidiary as defined in Rule 1-02(w) of Regulation S-X promulgated by the Commission; provided, however that any Subsidiary designated as an “Unrestricted Subsidiary” under the Credit Facilities shall not be a Significant Subsidiary.

“Stated Maturity” means, with respect to any installment of interest or principal on the Notes, the date on which such payment of interest or principal was scheduled to be paid pursuant to this Indenture, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary of the Company” or similar references means any corporation, association or other business entity of which at the time of determination the Company or one or more of the Company’s subsidiaries owns or controls more than 50% of the shares of Voting Equity.

“Surety Obligations” means any bonds, including bid bonds, advance bonds, or performance bonds, letters of credits, warranties, and similar arrangements between the Company or any of its Restricted Subsidiaries and one or more surety providers, for the benefit of the Company’s or any Restricted Subsidiary’s suppliers, vendors, insurers, or customers including, in each case, any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, modified, renewed, refunded, replaced, restated or refinanced from time to time, and in each case exclusive of obligations for the payment of borrowed money.

“Taxes” has the meaning specified in Section 6.01(a).

“Tax Redemption Price” has the meaning assigned to such term in Section 4.02(a).

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs:

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00, New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trigger Period” has the meaning specified in the definition of “Ratings Event.”

“Voting Equity” means stock or equivalent equity interest that ordinarily has voting power for the election of directors, managers or trustees, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

“Wholly Owned Restricted Subsidiary” means, at any time, any Restricted Subsidiary 100% of all of the equity interests (except directors’ qualifying shares) and Voting Equity of which are owned by the Company and/or any one or more of the Company’s other Wholly Owned Restricted Subsidiaries at such time.

Section 1.02. Conflicts with Base Indenture. In the event that any provision of this Eighth Supplemental Indenture limits, qualifies or conflicts with a provision of the Base Indenture, such provision of this Eighth Supplemental Indenture shall control.

Article 2
Form of Notes

Section 2.01. Form of Notes. The Notes shall be substantially in the form of Exhibit A hereto, each of which is hereby incorporated in and expressly made a part of the Indenture.

Article 3
The Notes

Section 3.01. Amount; Series; Terms. (a) There is hereby created and designated one series of Securities under the Base Indenture: the title of the Notes shall be “5.375% Notes due 2035.” The changes, modifications and supplements to the Base Indenture effected by this Eighth Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other series of Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other series of Securities specifically incorporates such changes, modifications and supplements.

(b)            The aggregate principal amount of Notes that initially may be authenticated and delivered under this Eighth Supplemental Indenture (the “Initial Notes”) shall be limited to $600,000,000, subject to increase as set forth in Section 3.03.

(c)            The Stated Maturity of the Notes shall be November 13, 2035. The Notes shall be payable and may be presented for payment, purchase, redemption, registration of transfer and exchange, without service charge (in accordance with and subject to Section 2.08 of the Base Indenture), at the office or agency of the Company maintained for such purpose, which shall initially be the Corporate Trust Office.

(d)            The Notes shall bear interest at the rate of 5.375% per annum, beginning on November 13, 2025, or from the most recent Interest Payment Date to or for which interest has been paid or duly provided for, as further provided in the form of Note annexed hereto as Exhibit A. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest payment dates for the Notes shall be May 13 and November 13 of each year, beginning on November 13, 2026 (each such date, an “Interest Payment Date”) and the “record date” for any interest payable on each such Interest Payment Date shall be the immediately preceding April 29 and October 30; provided that upon the Stated Maturity of the Notes, interest shall be payable on such Stated Maturity from the most recent date to which interest has been paid or duly provided, and shall include the required payment of principal or premium, if any; and provided further, the “record date” for any interest, principal, or premium, if any, payable on the Stated Maturity of the Notes shall be the immediately preceding October 30, 2035. If any Interest Payment Date, Stated Maturity or other payment date with respect to the Notes is not a Business Day, the required payment of principal, premium, if any, or interest shall be due on the next succeeding Business Day as if made on the date that such payment was due, and, unless the Company defaults on such payment, no interest shall accrue on that payment for the period from and after that Interest Payment Date, Stated Maturity or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day.

(e)            The Notes shall be issued in the form of one or more Global Securities, deposited with the Trustee as custodian for the Depositary or its nominee, duly executed by the Company and authenticated by the Trustee as provided in Section 2.04 of the Base Indenture.

(f)            Payment of principal of and premium, if any, and interest on a Global Security registered in the name of or held by the Depositary or its nominee shall be made in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of such Global Security. If Notes are no longer represented by a Global Security, payment of principal, premium, if any, and interest on certificated Notes in definitive form may, at the Company’s option, be made by (i) by wire transfer of immediately available funds to the accounts specified by the Holders thereof or (ii) if no such account is specified at least 15 days prior to the applicable date for such payment, by mailing a check to the applicable Holder’s registered address as set forth in the Securities Register.

Section 3.02. Denominations. The Notes shall be issuable only in registered form without coupons and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 3.03. Additional Notes; Repurchases. The Company may, from time to time, subject to compliance with any other applicable provisions of the Indenture, without notice to or the consent of the Holders of the Notes, increase the principal amount of the Notes by issuing additional Notes having the same terms and conditions as, and ranking equally and ratably with, the Notes in all respects (the “Additional Notes”), except that Additional Notes:

(i)            may have a different issue date from the Initial Notes;

(ii)           may have a different issue price from the Initial Notes; and

(iii)          may, if applicable, have a different interest accrual date and first Interest Payment Date following the issue date of such Additional Notes than the Initial Notes;

provided that if any such Additional Notes are not fungible with the outstanding Notes for U.S. federal income tax purposes, such Additional Notes shall have one or more separate CUSIP numbers. Except as set forth in Section 5.05, the Initial Notes and any Additional Notes will, in each case, be consolidated and form a single series, and will have the same terms as to ranking, redemption, repurchase, waivers, amendments or otherwise, and will vote together as one class on all matters.

The Company may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to the Company), purchase Notes in the open market or otherwise, whether by the Company or its Subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. The Company shall cause any Notes so purchased (other than Notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the Trustee for cancellation, and such Notes shall no longer be considered outstanding under the Indenture upon their purchase.

Section 3.04. No Sinking Fund. The Notes shall not be subject to any sinking fund.

Article 4
Redemption; Offer to Purchase

Section 4.01. Optional Redemption. (a) Subject to Section 1.02 hereof, the provisions of Article 5 of the Base Indenture, as supplemented by the provisions of this Eighth Supplemental Indenture, shall apply to the Notes.

(b)            Prior to the Par Call Date, the Company may redeem some or all of the Notes, at any time and from time to time, upon not less than 10 nor more than 60 days’ notice (which notice will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures)), at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i)            (A) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the redemption date (assuming that the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less (B) interest accrued to the date of redemption; and

(ii)           100% of the principal amount of the Notes to be redeemed.

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

(c)            On or after the Par Call Date, the Company may redeem the Notes in whole or in part, at any time and from time to time, upon not less than 10 nor more than 60 days’ notice (which notice will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures)), at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

(d)            The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

(e)            Notwithstanding Section 4.01(b), installments of interest on Notes that are due and payable on Interest Payment Dates falling on or prior to a redemption date for such Notes shall be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant record date in accordance with the provisions of such Notes and the Indenture. Unless the Company defaults in the payment of the redemption price and accrued interest, if any, for any Notes called for redemption pursuant to this Section 4.01, on and after the redemption date, interest shall cease to accrue on such Notes called for redemption.

(f)             In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair in accordance with the Depositary’s procedures and any applicable stock exchange’s procedures. No such Note of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. Except in the case of Global Securities, a new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. In the case of Global Securities, so long as the Notes are held by The Depository Trust Company, Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking S.A. (or another Depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the applicable Depositary.

Section 4.02. Redemption for Tax Reasons. (a) The Company may, at its option, redeem the Notes in whole at any time at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for redemption (the “Tax Redemption Price”) if a Change in Tax Law occurs.

(b)            The date and the applicable redemption price will be specified in the notice of tax redemption, which will be given in accordance with Section 5.02 of the Base Indenture not earlier than 90 days prior to, and not later than 90 days after, the earliest date on which the Company, would be obligated to pay such Additional Amounts if a payment in respect of the Notes were actually due on such date and, at the time such notification of redemption is given, such obligation to pay such Additional Amounts remains in effect.

(c)            Prior to giving the notice of a tax redemption, the Company will deliver to the Trustee an Officer’s Certificate stating that the Company is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and an Opinion of Counsel to that effect based on the statement of facts.

Section 4.03. Offer to Purchase. (a) An Offer to Purchase must be made by written offer (the “offer”) sent to the Holders of the Notes. The Company will notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to sending the offer to Holders of the Notes of its obligation to make an Offer to Purchase, and the offer will be sent by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company.

(b)            The offer must include or state the following as to the terms of the Offer to Purchase with respect to the Notes subject to such offer:

(1)           the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (the “purchase amount”);

(2)            the purchase price, including the portion thereof representing accrued interest;

(3)            an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer, and a settlement date for purchase (the “purchase date”) not more than five Business Days after the expiration date;

(4)            information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable the Holders to make an informed decision with respect to the Offer to Purchase;

(5)            a Holder may tender all or any portion of its Notes, subject to the requirement that any portion of a Note tendered must be in minimum denominations of $2,000 in principal amount or an integral multiple of $1,000 in excess thereof (provided that no Note in a denomination of other than $2,000 or an integral multiple of $1,000 in excess thereof may remain outstanding after giving effect to such repurchase);

(6)            the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

(7)            each Holder electing to tender a Note pursuant to the offer will be required to surrender such Note at the place or places specified in the offer prior to the close of business on the expiration date (such Note being, if the Company or the Trustee so requires, duly endorsed or accompanied by a duly executed written instrument of transfer);

(8)            interest on any Note not tendered, or tendered but not purchased by the Company pursuant to the Offer to Purchase, will continue to accrue;

(9)            on the purchase date the purchase price will become due and payable on each Note accepted for purchase, and interest on Notes purchased will cease to accrue on and after the purchase date;

(10)          Holders are entitled to withdraw Notes tendered by giving notice, which must be received by the Company or the Trustee not later than the close of business on the expiration date, setting forth the name of the Holder, the principal amount of the tendered Notes, the certificate number of the tendered Notes and a statement that the Holder is withdrawing all or a portion of the tender;

(11)          if any Note is purchased in part, new Notes equal in principal amount to the unpurchased portion of the Note will be issued (provided that no Note in an unauthorized denomination may remain outstanding after any repurchase); and

(12)          if any Note contains a CUSIP or CINS number, no representation is being made as to the correctness of the CUSIP or CINS number either as printed on the Notes or as contained in the offer and that the Holder should rely only on the other identification numbers printed on the Notes.

The notice shall, if sent prior to the date of consummation of the Change of Control, state that the Offer to Purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(c)            On or prior to the purchase date, the Company will, with respect to Notes, to the extent lawful:

(i)            accept for payment all Notes or portions thereof properly tendered pursuant to the Offer to Purchase;

(ii)           deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the Notes or portions of the Notes properly tendered (no interest or dividends will be paid on any such deposit); and

(iii)          deliver or cause to be delivered to the Trustee all Notes properly accepted, together with an Officer’s Certificate specifying which Notes have been accepted for purchase.

(d)            On the purchase date the purchase price will become due and payable on each Note accepted for purchase, and interest on Notes purchased will cease to accrue on and after the purchase date. The paying agent will disburse to each Holder of Notes properly tendered the purchase price for such Notes, and the Company shall execute, and the Trustee will authenticate and deliver (or cause to be transferred by book-entry) to each Holder, a new Note (or beneficial interest in a Global Security) equal in principal amount to any unpurchased portion of any Notes surrendered.

(e)            The Company will comply with Rule 14e-1 under the Exchange Act and all other applicable laws in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.

(f)            The Company will not be required to make an offer to repurchase Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

Article 5
Covenants and Remedies

Section 5.01. Limitation on Liens. (a) The Company will not, and will not permit any Restricted Subsidiary to create, incur or assume any Lien on any property (including shares of Capital Stock or Indebtedness) or assets, whether now owned or hereafter acquired, to secure Indebtedness (including Guarantees) of the Company, any Restricted Subsidiary, or any other Person, including, without limitation, Indebtedness under the Credit Facilities, without in any such case effectively providing concurrently with the creation, incurrence or assumption of such Lien with respect to such Indebtedness that the Notes (together with, if the Company so determines, any other Indebtedness of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinated in right of payment to the Notes) will be secured by any such Lien equally and ratably with (or prior to) such secured Indebtedness, so long as such secured Indebtedness is so secured. In the case of the Credit Facilities, such obligation shall arise concurrently with the grant of any Lien thereunder, whether or not any Indebtedness will be outstanding under the Credit Facilities at such time. Any Lien created for the benefit of the Holders pursuant to this Section 5.01 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to secure the Notes.

(b)            Except in the case of any Lien granted under the Credit Facilities, the foregoing restriction in Section 5.01(a) above shall not, however, apply to:

(1)            Liens on property or assets of the Company or any Restricted Subsidiary existing on the Issue Date;

(2)            Liens on property or assets of any Person, existing prior to the time such Person becomes a Restricted Subsidiary or is, through one or a series of transactions, merged with or into or consolidated with the Company or a Restricted Subsidiary, or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety, through one or a series of transactions, to the Company or a Restricted Subsidiary, or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such Person becoming a Restricted Subsidiary and not in contemplation of any such merger or consolidation or any such sale, lease or other disposition; provided that such Liens shall not extend to any other property or assets of the Company or any other Restricted Subsidiary;

(3)            Liens on property or assets of the Company or any Restricted Subsidiary existing at the time of acquisition thereof (including acquisition through merger or consolidation); provided that such Liens were in existence prior to and were not created in contemplation of such acquisition and shall not extend to any other property or assets of the Company or any Restricted Subsidiary;

(4)            Liens on property (including in the case of a plant or facility, the land on which it is erected and fixtures comprising a part thereof) or assets of the Company or any Restricted Subsidiary securing the payment of all or any part of the purchase price thereof, or the cost of development, operation, construction, alteration, repair or improvement of all or any part thereof, or securing any Indebtedness created, incurred, assumed or guaranteed prior to, at the time of or within 180 days after, the acquisition of such property or assets and/or the completion of any such development, operation, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any part of the purchase price and/or such cost (provided, in the case of Liens securing the payment of all or any part of the purchase price of any property or assets of the Company or any Restricted Subsidiary, as the case may be, or securing any Indebtedness created, incurred, assumed or guaranteed for the purposes of financing all or any part of such purchase price, such Liens are limited to the property or assets then being acquired and fixed improvements thereon and the capital stock of any Person formed to acquire such property or assets, and, provided further, that in the case of Liens securing the payment of all or any part of the cost of development, operation, construction, alteration, repair or improvement of any property of the Company or any Restricted Subsidiary, as the case may be, or securing any Indebtedness created, incurred, assumed or guaranteed for the purpose of financing all or any part of such cost, such Liens are limited to the assets or property then being developed, operated, constructed, altered, repaired or improved and the land on which such property is erected and fixtures comprising a part thereof and the capital stock of any Person formed to own such property or assets);

(5)            Liens which secure Indebtedness owing by (a) the Company to a Restricted Subsidiary or (b) any Subsidiary to the Company or to a Restricted Subsidiary;

(6)            Liens on the property of the Company or a Restricted Subsidiary in favor of the U.S. or any state thereof, or any department, agency, instrumentality or political subdivision of the U.S. or any state thereof, or in favor of any other country, or any department, agency, or instrumentality or political subdivision thereof, in each case (a) securing partial, progress, advance or other payments pursuant to any contract or statute, (b) securing Indebtedness incurred to finance all or any part of the purchase price or cost of constructing, installing or improving the property, including Liens to secure Indebtedness of the pollution control or industrial revenue bond type, or (c) securing Indebtedness issued or guaranteed by the U.S., any state, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction;

(7)            statutory or common law landlords’, carriers’, warehouseman’s, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent for a period of more than 60 days (taking into account applicable grace periods) or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and, in the latter case, for which a reserve or other appropriate provision, if any, as shall be required in conformity with U.S. GAAP shall have been made;

(8)            Liens for taxes, assessments or governmental charges that are not yet delinquent for a period of more than 60 days (taking into account applicable grace periods) or are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and, in the latter case, for which adequate reserves or other appropriate provisions are being maintained, to the extent required by U.S. GAAP;

(9)            zoning restrictions, easements, rights of way or defects or irregularities in title and other similar charges or encumbrances on property not materially adversely affecting the use of such property by the Company or any Restricted Subsidiary and Liens of a landlord, lessor or lessee under operating leases to which the Company or a Restricted Subsidiary is a party;

(10)          customary deposit or reserve arrangements entered into in connection with acquisitions;

(11)          Liens incurred in the ordinary course of business securing Indebtedness under any interest rate agreement, currency agreement or other similar agreement designed to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value;

(12)          Liens incurred (a) in connection with workers’ compensation, unemployment insurance, pensions, social security or similar laws and other types of statutory obligations or the requirements of any official body, including for the obtaining of franchises or licenses useful in the operation of business, or (b) to secure the performance of Surety Obligations incurred in the ordinary course of business consistent with industry practice or customs, penalty or appeal bonds, or (c) to secure performance of bids, tenders, leases, construction, sales or servicing contracts and similar obligations incurred in the ordinary course of business, or (d) to secure obligations in respect of customs, duties, excise taxes, value-added taxes, rents, or goods or services (including utility services) provided to such Person by governmental entities or suppliers, or other similar items which under U.S. GAAP constitute operating expense, or (e) to obtain or secure obligations with respect to letters of credit, guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (a), (b), (c), and (d) of this clause (12), in the case of each of (a), (b), (c), (d) and (e) not incurred or made in connection with the borrowing of money;

(13)          Liens on receivables, leases, Receivables Assets or other financial assets incurred in connection with a Permitted Receivables Transaction;

(14)          judgment Liens against the Company or any Restricted Subsidiary not giving rise to an event of default and Liens created pursuant to attachment, garnishee orders or other process in connection with pre-judgment court proceedings;

(15)          Liens securing Indebtedness arising in connection with (a) so-called “synthetic leases” or “tax retention operating leases,” or (b) leases which are properly classified in accordance with U.S. GAAP as capitalized leases on the books of the Company or a Restricted Subsidiary;

(16)          Liens (x) arising in connection with the administration and operation of deposit accounts of the Company or any of the Company’s subsidiaries operated and maintained outside of the U.S. in connection with cross-border or intracountry, multiple currency cash pooling arrangements, including overdraft facilities; provided, however that such Liens shall not extend beyond the amounts on deposit therein, (y) arising out of cash management, netting or set off arrangements made by banks or financial institutions and the Company or any Subsidiary of the Company in the ordinary course of business, or over any asset held with a clearing house and (z) arising by operation of law or by agreement in favor of collecting or payor banks and other banks providing cash management services, in each case, having a right of setoff, revocation, refund or chargeback against money or instruments of the Company or any Subsidiary of the Company on deposit with or in possession of such bank to secure the payment of bank fees and other amounts owing in the ordinary course of business;

(17)          Liens pursuant to supply or consignment contracts or otherwise for the receipt of goods and services, encumbering only the goods, inventory or equipment covered thereby, incurred in the ordinary course of business and not incurred or made in connection with the borrowing of money;

(18)          Liens securing contingent obligations in respect of acceptances, letters of credit, bank guarantees, surety bonds or similar extensions of credit incurred in the ordinary course of business and not incurred or made in connection with the borrowing of money;

(19)          any extension, renewal, substitution, refinancing or replacement (or successive extensions, renewals, substitutions, refinancings or replacements), in whole or in part, of any of the Liens referred to in subsections (1) through (18) above or the Indebtedness secured thereby;

(20)          the interest of a licensor under any license of intellectual property in the ordinary course of business;

(21)          Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar purchase agreements in respect of the disposition of such assets by the Company or any Subsidiary of the Company;

(22)         call arrangements, rights of first refusal and similar rights and customary reciprocal easements and other rights of use relating to (w) investments in joint ventures, partnership and the like, (x) investments consisting of equity issued by suppliers and other venture capital or similar direct investments, (y) ownership of undivided interests in assets subject to a joint ownership or similar agreement or (z) assets acquired in original equipment manufacturing divestiture transactions or similar acquisitions and arising in favor of the original seller or transferor of such assets (or their respective affiliates) pursuant to or in connection with master services, manufacturing services or supply arrangements entered into in connection therewith;

(23)          Liens in favor of customers or vendors of the Company or any of its subsidiaries on any inventory or equipment acquired or held by the Company or any of its subsidiaries in the ordinary course of business to secure the purchase price of such inventory or such equipment, as applicable, or to secure other obligations owing to customers or vendors that are incurred solely for the purpose of financing or funding the acquisition of such inventory or such equipment (including liens in favor of customers of the Company or any of its subsidiaries securing amounts pre-funded by such customer for the sole purpose of acquiring inventory or equipment pursuant to the contractual arrangements with such customer), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, that, no such lien shall extend to or cover any properties of any character other than the inventory or equipment being acquired (and any accessions or additions thereto, and proceeds thereof), and no such extension, renewal or replacement shall to or cover any properties not theretofore subject to the lien being extended, renewed or replaced; and

(24)          Liens in favor of the Holders pursuant to this Indenture.

(c)            Except in the case of any lien granted under the Credit Facilities (as to which no exceptions to the restrictions on Liens and the obligation to equally and ratably secure the Notes set forth in this Section 5.01(a) and (b) apply), the restriction on Liens on property or assets of the Company or any Restricted Subsidiary contained above will also not apply to the creation, incurrence or assumption by the Company or any Restricted Subsidiary of a Lien which would otherwise be subject to the restrictions under this Section 5.01 if the aggregate principal amount of all Indebtedness secured by Liens on property or assets of the Company and of any Restricted Subsidiary then outstanding (not including any such Indebtedness secured by Liens permitted to be incurred pursuant to clauses (1) through (24) above) plus Attributable Debt of the Company and its Restricted Subsidiaries in respect of Sale and Leaseback Transactions, that would otherwise be subject to the restrictions of Section 5.02 below (not including any such Sale and Leaseback transaction permitted under paragraph (1) thereof in reliance on an exception set forth in clauses (1) through (24) above of this Section 5.01) does not at the time such Indebtedness is incurred exceed an amount equal to the greater of $1,750,000,000 and 15% of Consolidated Net Tangible Assets.

(d)            For the purposes of determining compliance with this covenant, in the event that a Lien meets the criteria of more than one of the types of Liens described above, the Company, in its sole discretion, will classify, and may reclassify, such Lien and only be required to include the amount and type of such Lien in one of the clauses (1) through (24) of Section 5.01(b) or Section 5.01(c), and a Lien may be divided and classified and reclassified into more than one of the types of Liens described above.

(e)            For the purposes of this covenant, the creation of a Lien to secure a Guaranty or to secure Indebtedness which existed prior to the creation of such Lien, will be deemed to involve Indebtedness in an amount equal to the lesser of (x) the fair market value (as determined in good faith by the Company) of the asset subject to such Lien and (y) the principal amount guaranteed or secured by such Lien, but the amount of Indebtedness secured by Liens will be computed without cumulating the underlying Indebtedness with any guarantee thereof or lien securing the same.

Section 5.02. Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any arrangement after the Issue Date with any bank, insurance company or other lender or investor (other than the Company or another Restricted Subsidiary) providing for the leasing by the Company or any such Restricted Subsidiary for a period of more than three years (other than pursuant to so-called synthetic lease or tax retention operating lease transactions) of any property or assets which (x) at the time of such lease have been or are to be owned by the Company or a Restricted Subsidiary for more than 180 days and (y) have been or are to be sold or transferred by the Company or such Restricted Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or assets (a “Sale and Leaseback Transaction”), unless either:

(1)            the Company and its Restricted Subsidiaries would be entitled, pursuant to Section 5.01, to incur Indebtedness secured by a Lien on such property or assets in a principal amount equal to or exceeding the Attributable Debt in respect of such Sale and Leaseback Transaction without equally and ratably securing the Notes; or

(2)            the Company, within 180 days after the sale or transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or the fair value of such property at the time of entering into such sale and leaseback transaction (as determined by any two of the following: the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer and the Controller of The Company) to the retirement of Notes or other Funded Debt, of the Company (other than Funded Debt subordinated in right of payment to the Notes) or Funded Debt of a Restricted Subsidiary; provided that the amount to be so applied shall be reduced by (i) the principal amount of the Notes delivered within 180 days after such sale or transfer to the trustee for retirement and cancellation, and (ii) the principal amount of any such Funded Debt of the Company or a Restricted Subsidiary, other than the Notes, voluntarily retired by the Company or a Restricted Subsidiary within 180 days after such sale or transfer, excluding in the case of both (i) and (ii), retirement pursuant to any mandatory prepayment or by payment at maturity.

Section 5.03. Repurchase of Notes Upon a Change of Control. Within 30 days following a Change of Control Repurchase Event with respect to the Notes, or, at the Company’s option, prior to such Change of Control but after public announcement thereof, the Company (unless it has exercised its right to redeem all the Notes) shall make an Offer to Purchase all outstanding Notes at a purchase price equal to 101% of the aggregate principal amount plus accrued and unpaid interest to but not including the date of purchase.

Section 5.04. Events of Default; Acceleration. (a) Section 6.01 of the Base Indenture shall not apply to the Notes. Instead, each of the following events shall be an “Event of Default” with respect to the Notes:

(1)            the Company defaults in the payment of interest on any Note, or any Additional Amounts payable with respect thereto, when the same becomes due and payable, and the default continues for a period of 30 days;

(2)            the Company defaults in the payment of the principal or any premium with respect to any Note, or any Additional Amounts payable with respect thereto, when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise;

(3)            the Company defaults in the performance of or breaches any other covenant, warranty or agreement of the Company in the Indenture with respect to the Notes or under the Notes (other than a covenant or warranty included therein solely for the benefit of one or more series of Securities other than the Notes) and the default or breach continues for a period of 90 consecutive days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of not less than 25% in aggregate principal amount of the Notes specifying such default or breach and requiring it to be remedied and stating that it is a “Notice of Default” under the Indenture;

(4)            there occurs with respect to any issue or issues of Indebtedness (including any Guarantee and any other series of debt securities) of the Company or any Significant Subsidiary having an outstanding principal amount of $250,000,000 or more in the aggregate for all such issues of all such persons, whether such Indebtedness exists on the date hereof or shall hereafter be created, (a) an event of default that has caused the holder thereof to declare such indebtedness to be due and payable prior to its stated maturity and such indebtedness shall not have been discharged in full or such acceleration shall not have been rescinded or annulled within 30 days of such acceleration and/or (b) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(5)            the Company or any of its Significant Subsidiaries shall fail within 60 days to pay, bond or otherwise discharge uninsured judgments or court orders for the payment of money in excess of $250,000,000 in the aggregate, which are not stayed on appeal or are not otherwise being appropriately contested in good faith;

(6)            an involuntary case or other proceeding is commenced against the Company or any Significant Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief is entered against the Company or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(7)            the Company or any of its Significant Subsidiaries (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Significant Subsidiaries or of all or substantially all of the property and assets of the Company or any of its Significant Subsidiaries or (iii) effects any general assignment for the benefit of creditors, in each case, other than a proceeding initiated by or on behalf of the Company or a Subsidiary of the Company to effect the winding up, dissolution or other termination of existence of a Subsidiary of the Company which is permitted under Section 3.05 of the Base Indenture (an event of default specified in clause (6) or (7) a “bankruptcy default”);

(b)            Section 6.02 of the Base Indenture shall be amended with respect to the Notes by replacing the first two paragraphs of such section with the following:

“If an Event of Default, other than a bankruptcy default with respect to the Company (but not any Significant Subsidiary of the Company), occurs and is continuing under the Indenture with respect to the Notes, then, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if the notice is given by the Holders), may declare the principal of and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal and interest will become immediately due and payable. If a bankruptcy default occurs with respect to the Company, the principal of and accrued interest on Notes then outstanding will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.”

Section 5.05. Modification and Waiver. (a) Article 9 of the Base Indenture, as amended by this Section 5.05, shall apply to the Notes.

(b)            Section 9.01 of the Base Indenture shall not apply to the Notes. In lieu thereof, the Company and the Trustee, without the consent of the Holders of the Notes (or any other Security outstanding under the Base Indenture), may modify or amend the Indenture in order:

(i)            to add to the covenants of the Company in the Indenture for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company by the Indenture;

(ii)           to add to the Events of Default or the covenants of the Company for the benefit of the Holders of the Notes;

(iii)         to provide for uncertificated Notes in addition to or in place of certificated Notes, provided that any such uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(iv)         to evidence and provide for the acceptance of an appointment hereunder by a successor Trustee;

(v)          to provide for any Guarantee of the Notes, to secure the Notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing such Notes when such release, termination or discharge is permitted by the Indenture;

(vi)         to cure any ambiguity, defect or inconsistency in the Indenture or such Notes;

(vii)        to make any other change that does not materially and adversely affect the rights of any Holder of the Notes in any material respect;

(viii)       to provide for the issuance of Additional Notes, subject to the limitations set forth in Section 3.03;

(ix)         to comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

(x)          to provide for the assumption of the Company’s obligations in the case of a merger or consolidation and the Company’s release and discharge upon such assumption provided that Article 4 of the Base Indenture is complied with; or

(xi)         to conform the text of the Indenture or the Notes to any corresponding provision of the “Description of Notes” section of the Prospectus.

(c)            Section 9.02 of the Base Indenture shall be amended with respect to the Notes by replacing clauses (i) through (ix) of such Section with the following:

(i)           reduce the principal amount of or change the Stated Maturity of any installment of principal of the Notes or any Additional Amounts with respect thereto;

(ii)          reduce the rate of or change the Stated Maturity of any interest payment on the Notes or any Additional Amounts with respect thereto;

(iii)         reduce the amount payable upon the redemption of the Notes or change the times at which such Notes may be redeemed or, once notice of redemption has been given, the time at which it must thereupon be redeemed;

(iv)         after the time an Offer to Purchase is required to have been made with respect to the Notes, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder;

(v)          change any place where, or the currency in which, the Notes are payable;

(vi)         impair the right of any Holder of Notes to receive any principal payment or interest payment on such Holder’s Notes, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment,

(vii)        reduce the percentage of the principal amount of the Notes the consent of the Holders of which is required for amendments or waivers or the requirements for a quorum or voting at a meeting of Holders; or

(viii)       modify or change any provision of the Indenture affecting the ranking of (or with respect to any collateral securing the Notes, the priority of) the Notes in a manner adverse to the Holders of such Notes.

Section 5.06. References In Base Indenture. References to “Section 6.01,” “clause (a) or (b) of Section 6.01,” “clause (c) of Section 6.01,” “Section 6.01(d)” or “Section 6.01(e)” in the Base Indenture shall be deemed to refer to “Section 5.04(a),” “clause (1) or (2) of Section 5.04(a),” “clause (3) of Section 5.04(a),” “Section 5.04(a)(6)” and Section 5.04(a)(7)” of this Eighth Supplemental Indenture, respectively.

Section 5.07. Defeasance and Discharge. Article 8 of the Base Indenture shall apply to the Notes.

Section 5.08. Bermuda Branch; Full Recourse Obligations. For the avoidance of doubt, Section 1.17 of the Base Indenture shall apply to the Notes.

Article 6
Payment of Additional Amounts

Section 6.01. Payment of Additional Amounts. (a) Any amounts paid, or caused to be paid, by the Company or any of its successors pursuant to Section 3.01 of the Base Indenture will be paid without deduction or withholding for any and all present and future taxes, levies, imposts or other governmental charges (“Taxes”) whatsoever imposed, assessed, levied or collected by or on behalf of Singapore, including any political subdivision or taxing authority thereof, or the jurisdiction of incorporation or residence of any successor, or any Subsidiary, branch, division or other entity through which the Company may from time to time direct any payments of principal, premium, if any, and interest on the Notes or any political subdivision or taxing authority thereof (an “Other Jurisdiction”). If deduction or withholding of any Taxes shall at any time be required by Singapore or any Other Jurisdiction, the Company or any relevant successor will, subject to timely compliance by the Holders or beneficial owners of the relevant Notes with any relevant administrative requirements, notify the Trustee and pay or cause to be paid such additional amounts (“Additional Amounts”) in respect of principal of, premium, if any, or interest, as may be necessary in order that the net amounts paid to the Holders of the Notes outstanding on the date of the required payment or the Trustee as the case may be, pursuant to the Indenture, after the deduction or withholding, shall equal the respective amounts that the Holder would have received if the Taxes had not been withheld or deducted.

(b)            Notwithstanding the foregoing, no Additional Amounts shall be paid to any Holder or beneficial owner for or on account of any of the following:

(i)            any present or future Taxes which would not have been so imposed, assessed, levied or collected but for the fact that the Holder or beneficial owner of the relevant Note has or had some connection with Singapore or any Other Jurisdiction, including that the Holder or beneficial owner is or has been a domiciliary, national or resident of, engages or has been engaged in a trade or business, is or has been organized under, maintains or has maintained an office, a branch subject to taxation, or a permanent establishment, or is or has been physically present in Singapore or any Other Jurisdiction, or otherwise has or has had some connection with Singapore or any Other Jurisdiction, other than solely the holding or ownership of a Note, or the collection of principal of, premium, if any, and interest on, or the enforcement of, a Note;

(ii)          any present or future Taxes which would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required, the relevant Note was presented more than 30 days after the date such payment became due or was provided for, whichever is later;

(iii)         any present or future taxes which are payable otherwise than by deduction or withholding on or in respect of the relevant Note;

(iv)         any present or future Taxes which would not have been so imposed, assessed, levied or collected but for the failure to comply, on a sufficiently timely basis, with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with Singapore or any Other Jurisdiction of the Holder or beneficial owner of the relevant Note, if such compliance is required by a statute or regulation or administrative practice of Singapore, the Other Jurisdiction or any other relevant jurisdiction, or by a relevant treaty, as a condition to relief or exemption from such taxes;

(v)          any present or future Taxes (A) which would not have been so imposed, assessed, levied or collected if the beneficial owner of the relevant Note had been the Holder of such Note, or (B) which, if the beneficial owner of such Note had held the Note as the Holder of such Note, would have been excluded pursuant to any one or combination of clauses (i) through (iv) above;

(vi)         any capital gain, estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge; or

(vii)        any combination of the above.

Article 7
Miscellaneous

Section 7.01. Confirmation of Indenture. The Base Indenture, as supplemented and amended by this Eighth Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Eighth Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 7.02. Counterparts. This Eighth Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this Eighth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Eighth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Eighth Supplemental Indenture and signature pages for all purposes.

Section 7.03. Governing Law; Submission to Jurisdiction. This Eighth Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York. To the fullest extent permitted by applicable law, the Company hereby irrevocably submits to the jurisdiction of any Federal or State court located in the Borough of Manhattan in The City of New York, New York in any suit, action or proceeding based on or arising out of or relating to this Indenture or any Notes and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Company agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which the Company is subject by a suit upon such judgment, provided that service of process is effected upon the Company in the manner specified herein or as otherwise permitted by law. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, executor or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this Indenture, to the extent permitted by law.

The Company hereby appoints C T Corporation, with offices on the date hereof at 28 Liberty Street, New York, New York 10005, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Indenture or the Notes or the transactions contemplated herein that may be instituted in any State or U.S. federal court in the Borough of Manhattan in The City of New York, by any Holder or the Trustee, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Company hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company.

Section 7.04. Recitals by the Company. The recitals in this Eighth Supplemental Indenture are made by the Company only and not by the Trustee, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Eighth Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof. All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this Eighth Supplemental Indenture as fully and with like effect as if set forth herein in full.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Eighth Supplemental Indenture to be duly executed as of the date first written above.

FLEX LTD.

By:	/s/ B Vijayandran S Balasingam
	Name:	B Vijayandran S Balasingam
	Title:	Authorized Signatory

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Bradley E. Scarbrough
	Name:	Bradley E. Scarbrough
	Title:	Vice President

[Signature Page – Eighth Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

(FACE OF NOTE)

THIS SECURITY IS ISSUED IN GLOBAL FORM AND REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) OR A NOMINEE THEREOF. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM IN ACCORDANCE WITH THE TERMS HEREOF AND OF THE INDENTURE (AS DEFINED BELOW), THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

FLEX LTD.

5.375% Notes due 2035

No. R-[•]

CUSIP No.: [•]

ISIN No.: [•]

Initially $ ______________

FLEX LTD., a Singapore registered public company limited by shares and having company registration no. 199002645H, promises to pay to CEDE & CO., or registered assigns, the principal sum set forth on the Schedule of Exchanges of Securities attached hereto on November 13, 2035.

Issue Date: [•], 20[•]

Interest Rate: 5.375% per annum

Interest Payment Dates: May 13 and November 13

Record Dates: April 29 and October 30

Additional provisions of this Note are set forth on the reverse hereof. This Note is a “Security” within the meaning of the Indenture, and all references to “Note” or “Notes” herein shall be deemed to refer to “Security” or “Securities” unless the context otherwise requires.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized signatory.

FLEX LTD.

By:
Name:
Title:

[Signature Page to Global Note]

TRUSTEE’S CERTIFICATE
OF AUTHENTICATION:

U.S. Bank Trust Company, National Association,
as Trustee, certifies that this is
one of the Securities referred to
in the Indenture.

By:		Dated:
Authorized Signatory

[Signature Page to Global Note]

[REVERSE SIDE OF NOTE]

FLEX LTD.

5.375% Notes Due 2035

1.            Principal and Interest.

The Company promises to pay the principal of this Note on November 13, 2035.

The Company promises to pay interest on the principal amount of this Note on each interest payment date, as set forth on the face of this Note, at the rate of 5.375% per annum (subject to adjustment as provided below).

Interest will be payable semiannually in arrears on each May 13 and November 13 (to the holders of record of this series of Notes at the close of business on the April 29 or October 30 immediately preceding the interest payment date), commencing [•], 20[•].

The Company must also pay certain Additional Amounts as specified in the Indenture upon a “Change in Tax Law” as defined in the Indenture.

Interest on this Note will accrue from the most recent date to which interest has been paid on this Note (or, if there is no existing default in the payment of interest and if this Note is authenticated between a regular record date and the next Interest Payment Date, from such Interest Payment Date) or, if no interest has been paid, from the Issue Date. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Company will pay interest on overdue principal, premium, if any, and, to the extent lawful, interest at a rate per annum of 5.375%. Interest not paid when due and any interest on principal, premium or interest not paid when due will be paid to the Persons that are Holders of this series of Notes on a special record date, which will be the 15th day preceding the date fixed by the Company or the Trustee for the payment of such interest, whether or not such day is a Business Day. At least 15 days before a special record date, the Company will send to each Holder and to the Trustee a notice that sets forth the special record date, the payment date and the amount of interest to be paid.

2.            Indenture.

This is one of the 5.375% Notes due 2035 (the “Notes”) issued under an Indenture dated as of June 6, 2019 (the “Base Indenture”), as supplemented by the Eighth Supplemental Indenture dated as of November 13, 2025 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as Trustee. Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture will control.

The Notes are general unsecured obligations of the Company. The Supplemental Indenture limits the original aggregate principal amount of the Notes to $600,000,000, but Additional Notes may be issued pursuant to the Indenture, and the originally issued Notes and all such Additional Notes vote together for all purposes as a single class.

3.            Redemption and Repurchase; Discharge Prior to Redemption or Maturity.

This Note is subject to optional redemption, and may be the subject of an Offer to Purchase, as further described in the Indenture. There is no sinking fund or mandatory redemption applicable to this Note.

If the Company deposits or causes to be deposited with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the Notes to redemption or maturity, the Company may in certain circumstances be discharged from the Indenture and the Notes or may be discharged from certain of its obligations under certain provisions of the Indenture.

4.            Registered Form; Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in minimum denominations of $2,000 principal amount and any integral multiple of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Trustee may require a Holder to furnish appropriate endorsements, transfer documents, certificates and opinions of counsel and to pay any taxes and fees required by law or permitted by the Indenture. Pursuant to the Indenture, there are certain periods during which the Trustee will not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.

5.            Defaults and Remedies.

Other than as set forth below, if an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable. If a bankruptcy or insolvency default with respect to the Company occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

6.            Amendment and Waiver.

Subject to certain exceptions, the Indenture and the Notes may be amended, or default may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes, as provided in the Indenture. Without notice to or the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency.

7.            Authentication.

This Note is not valid until the Trustee (or Authenticating Agent) manually signs the certificate of authentication on the other side of this Note.

8.            Governing Law.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

9.            Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

10.            Indenture.

Each Holder, by accepting a Note, agrees to be bound by all of the terms and conditions of the Indenture, as the same may be amended from time to time.

The Company will furnish a copy of the Indenture to any Holder upon written request and without charge.

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. No.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ________________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Dated:

Signed:
(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

PURCHASE NOTICE UPON A CHANGE OF CONTROL REPURCHASE EVENT

To: Flex Ltd.

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Flex Ltd. (the “Company”) as to the occurrence of a Change of Control Repurchase Event with respect to the Company and hereby directs the Company to pay, or cause the Trustee to pay,                                   an amount in cash equal to 101% of the aggregate principal amount of the Notes, or the portion thereof (which is $2,000 principal amount or an integral multiple of $1,000 in excess thereof) below designated, to be purchased plus interest accrued and unpaid to, but excluding, the purchase date, except as provided in the Indenture. The undersigned hereby agrees that the Notes will be purchased pursuant to the terms and conditions of the Offer to Purchase and the Indenture. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Indenture dated as of June 6, 2019 (the “Base Indenture”), as supplemented by the Eighth Supplemental Indenture dated as of November 13, 2025 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as Trustee.

Principal amount to be repurchased (at least $2,000 or an integral multiple of $1,000 in excess thereof):

Remaining principal amount following such repurchase:

Dated:

Signed:
(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF SECURITIES

The initial principal amount of this Global Security is ________________ DOLLARS ($_____________). The following exchanges of a part of this Global Security for certificated Securities or a part of another Global Security have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Security	Amount of increase in principal amount of this Global Security	Principal amount of this Global Security following such decrease (or increase)	Signature of authorized signatory of Trustee